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For Immediate Release                                                  #00-12

Contact: Lew Nevins
         Vice President, Investor Relations
         Tel:  (972) 858-6025

                    EARTHCARE ANNOUNCES TWO NEW BOARD MEMBERS

Dallas, TX, March 30, 2000 - EarthCare Company (NADSAQ: ECCO) today announced that William M. Addy and Philip S. Siegel have been appointed by the Board of Directors to fill vacancies created by the resignations of two Board members, which were announced yesterday. Both new directors will stand for election to the Board of Directors at EarthCare's 2000 Annual Meeting.

Bill Addy graduated with an honors degree in chemical engineering from Princeton University in 1982. After graduation, he worked for Chevron Corporation in a variety of positions, including dealing with liquids management and environmental agencies. In 1986, Bill graduated from Harvard Business School and pursued a career with The Boston Consulting Group (BCG). At BCG, he worked extensively on issues of marketing, sales and strategy with leading packaged goods, industrial products and service companies. Bill was elected a partner of BCG in 1992 and moved to Dallas to help establish the firm's Dallas office. Bill joined EarthCare in April 1999 and is currently Vice President of Marketing, Sales and Corporate Development.

Phil Siegel is a Venture Fellow at AV Labs, an Austin Ventures spinout in Austin, TX which invests in early stage technology companies. He is also CEO of a start-up company, iReturnit, and is an advisor to a variety of companies in the AV Labs fund. Phil is also an adjunct professor in Entrepreneurial Studies in the MBA program at The University of Texas (UT). Prior to joining AV Labs and UT, Phil was a partner in the Chicago and Dallas offices of The Boston Consulting Group (BCG). At BCG, Phil worked with several of the world's leading consumer packaged goods and financial services companies. Phil began his working career at BBDO Advertising in Chicago. Phil received his M.B.A. with honors from the University of Chicago Graduate School of Business and holds a Bachelors degree in chemistry from the University of Chicago.

Don Moorehead, Chairman and Chief Executive Officer of EarthCare, said, "I am very pleased that Bill Addy and Phil Siegel have agreed to join our Board of Directors. They both have outstanding credentials and business experience which will be very valuable in terms of advising EarthCare about our future growth and development. I am confident that they will make significant contributions as members of our Board."

EarthCare is a comprehensive service organization with business units serving the waste and information needs of a variety of residential, commercial and industrial customers.

Forward-looking statements in this release involve a number of risks and uncertainties that may cause actual results to differ materially from expected results. These risks and uncertainties are described in detail in the Company's filings with the Securities and Exchange Commission.